PROXY RESULTS
	During the six months ended June 30, 2007, Cohen &
Steers Reit and	Utility Income Fund, Inc. shareholders
voted on the following proposals at the annual meeting held on April 19, 2007. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors

Richard J. Norman	 55,237,419 	 989,563
Frank K. Ross		 55,212,102 	 1,014,880

Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors

Martin Cohen		  23,909  	 142
Richard J. Norman	  23,909  	 142
Frank K. Ross		  23,909 	 142